Mail Stop 3628
                                                              November 6, 2019


    Charles Y. Lee
    President and Chief Executive Officer
    Credit Suisse Commercial Mortgage Securities Corp.
    11 Madison Avenue
    New York, New York 10010

            Re:     CSAIL 2017-CX10 Commercial Mortgage Trust
                    Form 10-K for Fiscal Year Ended December 31, 2018 Filed March 22, 2019
                    File No. 333-207361-07

    Dear Mr. Lee:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                              Sincerely,

                                                              /s/ Katherine Hsu

                                                              Katherine Hsu
                                                              Office Chief
                                                              Office of
Structured Finance



    cc:     Robert Kim, Esq., Cadwalader, Wickersham & Taft LLP

            Kahn Hobbs, Esq., Cadwalader, Wickersham & Taft LLP